NxStage Medical Reports Fourth Quarter and Full Year 2005 Results
•	Full Year 2005 Revenues Increase by 218% to $6.0 Million
•	Patient and Dialysis Center Additions Above Expectations
•	Provides 2006 Guidance
•	Revenue: Between $16.0 Million — $19.0 Million
•	Net new Patients: 800 to 1,000
•	Total Patients at end of 2006: 1,100 to 1,300
LAWRENCE, MA., February 2, 2006, NxStage Medical, Inc. (NASDAQ: NXTM), today announced its financial results for the fourth quarter and year ended December 31, 2005. The Company also highlighted important commercialization and reimbursement developments that occurred during the year and provided financial guidance for 2006.
Financial Highlights
Revenues for the fourth quarter ended December 31, 2005 were $2.1 million, a 184% increase over the same period a year ago. Full year 2005 revenues were $6.0 million, an increase of 218% compared to $1.9 million for 2004.
Revenues in the chronic home dialysis market were $1.3 million for the fourth quarter of 2005, a 487% increase over the revenues during the fourth quarter of 2004. Full year 2005 revenues in the chronic home dialysis market totaled $3.2 million, an increase of 473% compared to $553,000 for 2004. At the end of the 2005, NxStage was working with 70 dialysis centers to provide home hemodialysis therapy to 292 end-stage renal disease (ESRD) patients using the Company’s System One portable dialysis machine.
“During the fourth quarter, we continued to make great progress in achieving our commercialization objectives for the System One, which offers a highly-effective, more convenient therapy for patients suffering from ESRD and acute kidney failure. We exceeded our goals for both net patients added and dialysis centers started in the chronic market, indicating that we are emerging as the market leader in home hemodialysis. Revenues also grew 17% in the critical care market sequentially, with fifty acute care hospitals in the United States now using the System One to treat their acute kidney failure patients,” said Mr. Jeff Burbank, President and Chief Executive Officer of NxStage.
NxStage reported a net loss of $7.4 million for the fourth quarter of 2005 compared with a net loss of $4.1 million for the fourth quarter of 2004, reflecting increased sales and marketing spending arising from the ongoing launch of the System One in the chronic home hemodialysis market. For the year 2005, the net loss was $24.5 million compared to $14.8 million in the year 2004.

Cash and cash equivalents at December 31, 2005 were $61.2 million, which reflects the net proceeds of approximately $56.5 million from the sale of 6,325,000 shares of common stock in an initial public offering which closed on November 1, 2005.
Update on Commercialization Progress and Reimbursement
“Our long-term strategy is to build a renal franchise which leverages the clinical benefits of more-frequent, or “daily”, dialysis using the System One and are pleased with the progress made during 2005 towards reaching that goal. Our revenue outlook for 2006 is based on increasing utilization at our existing 70 dialysis centers as well as expanding our dialysis center base. With an average of over 15 years of renal industry experience per person, we have built one of the most experienced sales forces in the renal industry and we now have 20 sales representatives and 22 clinical specialists in the field,” noted Mr. Burbank.
“On the reimbursement front, there were some important developments during 2005 which have positive implications for NxStage. First, the Medicare Modernization Act effectively moved dialysis reimbursement dollars from drugs to services. Second, we are attracting larger as well as younger dialysis patients to the System One, both of which are reimbursed at incrementally higher rates by Medicare. These two developments have resulted in a 20% effective increase in reimbursement for System One Medicare patients since the beginning of 2005”, noted Mr. Burbank
“We are also making critical long-term investments to enable broader adoption of the System One as evidenced by our announcement today of the enrollment of the first patient in our FREEDOM home hemodialysis study. This post-market study aims to quantify the financial impact of more-frequent dialysis therapy on the hospitalization, drug and total economic costs of treating ESRD patients. We believe that the results of this study will support efforts to obtain improved reimbursement coverage for more frequent dialysis as well as increase utilization over time”, added Mr. Burbank.
2006 Guidance
For the year 2006, NxStage expects revenues in the range of $16.0 million to $19.0 million, and a net loss in the range of ($35.0) million to ($37.0) million, or ($1.65) to ($1.75) per share, after estimated non-cash stock based compensation charges of $2.5 million to $3.0 million in accordance with SFAS No. 123-R. For the first quarter of 2006, the Company expects revenue in the range of $2.5 million to $2.7 million, and a net loss of approximately $9.0 million to $9.2 million, or $0.42 to $0.43 per share, after an estimated $500,000 in non-cash stock based compensation expense. In 2006 the Company expects to add 800 to 1,000 net chronic patients and approximately 130 dialysis centers, with 140 to 160 of those patients being added in the first quarter. At year end the Company expects to have 1,100 to 1,300 patients on therapy.
Conference Call:
NxStage will also host a conference call today at 9:00 a.m. EST to discuss the fourth quarter and full year 2005 results. To listen to the conference call, please dial (866) 825-3308 for domestic callers and (617) 213-8062 for international callers. The passcode is 31550920. A replay of the conference call will be available through February 9, 2006 by dialing 888-286-8010 (domestic) and 617-801-6888 (international), passcode 43928800. An online archive of the conference call will also be available by accessing the Investor Relations section of the company’s website at www.nxstage.com.

About NxStage Medical
NxStage Medical, Inc. (NASDAQ: NXTM) is a medical device company, headquartered in Lawrence, Massachusetts, USA, that develops, manufactures and markets innovative systems for the treatment of end-stage renal disease, or ESRD, and acute kidney failure. For more information on NxStage and its products, please visit the company’s website at www.nxstage.com.
Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Examples of these forward-looking statements include statements as to the anticipated demand for NxStage’s products, its goal to be a market leader in home hemodialysis, System One patient demographics, further changes in reimbursement, the results of the FREEDOM study and expectations as to the future operating results. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond NxStage’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements including market acceptance and demand for NxStage’s System One, growth in home hemodialysis, and certain other factors that may affect future operating results and which are detailed in NxStage’s filings with the Securities and Exchange Commission, including the Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.
In addition, the statements in this press release represent NxStage’s expectations and beliefs as of the date of this press release. NxStage anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while NxStage may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing NxStage’s expectations or beliefs as of any date subsequent to the date of this press release.
************

NxStage Medical, Inc.
Condensed Consolidated Statements of Operations

	Three-months ended		Twelve-months ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues	$2,059,779	$726,548	$5,993,739	$1,884,569
Cost of revenues	3,470,878	1,185,897	9,585,286	3,438,832

Gross profit (deficit)	(1,411,099)	(459,349)	(3,591,547)	(1,554,263)

Operating expenses:
Research and development	1,599,804	1,487,952	6,304,463	5,970,442
Selling and marketing	2,563,454	1,070,771	7,549,830	3,334,028
Distribution	650,249	208,436	2,059,279	494,786
General and administrative	1,353,261	941,915	4,854,471	3,603,967

Total operating expenses	6,166,768	3,709,074	20,768,043	13,403,223

Loss from operations	(7,577,867)	(4,168,423)	(24,359,590)	(14,957,486)

Interest income	375,327	57,033	643,417	130,347
Interest expense	(171,374)	(4,483)	(763,437)	(14,542)

	203,953	52,550	(120,020)	115,805

Net loss	$(7,373,914)	$(4,115,873)	$(24,479,610)	$(14,841,681)

Net loss per share — basic and diluted	$(0.49)	$(1.60)	$(4.31)	$(5.81)

Weighted average shares outstanding - basic and diluted	14,920,685	2,565,937	5,680,566	2,555,605

NxStage Medical, Inc.
Condensed Consolidated Balance Sheets

	December 31, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$61,223,377	$5,639,499
Marketable securities	—	12,495,000
Accounts receivable, net	1,367,860	524,265
Inventory	5,956,336	4,410,253
Prepaid expenses and other current assets	523,160	39,585

Total current assets	69,070,733	23,108,602

Property and equipment, net	2,070,387	759,008
Field equipment, net	4,843,398	1,041,263
Other assets	446,508	546,061

Total assets	$76,431,026	$25,454,934

Liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$3,027,524	$1,409,269
Accrued expenses	2,902,583	1,020,426
Deferred revenue	—	25,720
Current portion of long-term debt	1,513,480	1,448,165

Total current liabilities	7,443,587	3,903,580

Long-term debt	1,633,070	3,005,717

Total liabilities	9,076,657	6,909,297

Commitments and contingencies

Redeemable convertible preferred stock, at redemption value	—	75,945,614

Stockholders’ equity (deficit):
Common stock: par value $0.001, 100,000,000 and 20,000,000 shares authorized as of
December 31, 2005 and 2004; 21,176,554 and 2,566,681 shares issued and outstanding at
December 31, 2005 and 2004	21,177	2,567
Additional paid-in-capital	151,675,548	2,391,223
Deferred compensation	(259,910)	(420,509)
Accumulated deficit	(84,010,669)	(59,496,069)
Accumulated other comprehensive income (loss)	(71,777)	122,811

Total stockholders’ equity (deficit)	67,354,369	(57,399,977)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$76,431,026	$25,454,934

Revenue by market:

	Three-months ended		Twelve-months ended
	December 31,		December 31,
	2005	2004	2005	2004
Critical Care	$734,203	$500,759	$2,829,960	$1,332,053
Chronic Market	1,325,576	225,789	3,163,779	552,516

Total	$2,059,779	$726,548	$5,993,739	$1,884,569

Business metrics:

	December 31,	September 30,	December 31,
	2005	2005	2004
Chronic patients on therapy	292	212	45

Dialysis centers with System One	70	53	10
Contact
David N. Gill
Senior Vice President & Chief Financial Officer
978-687-4700
dgill@nxstage.com